Exhibit 99.1

Basin Water Joins Russell 3000 Index and Russell 2000 Index

Tuesday July 11, 8:00 am ET

RANCHO CUCAMONGA, Calif.—(BUSINESS WIRE)—July 11, 2006—Basin Water, Inc. (NASDAQ:BWTR-News) today reported that it has been added to the Russell 3000® Index and the Russell 2000® Index when Russell Investment Group reconstituted its family of U.S. indexes on June 30, according to the list of additions posted on www.russell.com.

Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and style indexes. Russell determines membership for its equity indexes primarily by objective, market capitalization rankings and style attributes.

The President and Chief Executive Officer of Basin Water, Peter Jensen, said, “Being a new public company, we are pleased to be included in the Russell Indexes and endeavor to continue the growth and leadership our company has experienced to date. Inclusion in these indexes will help raise Basin Water’s visibility with investors and institutions that rely on the Russell indexes as part of their investment strategy.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.8 trillion in assets currently are benchmarked to them. Investment managers who oversee these funds purchase shares of member stocks according to that company’s weighting in the particular index.

Annual reconstitution of Russell indexes captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization to create the Russell 3000. The largest 1,000 companies in the ranking comprise the Russell 1000 while the remaining 2,000 companies become the widely used Russell 2000. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

About Basin Water, Inc.

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, providing reliable sources of drinking water for many communities. Basin Water has developed a proprietary, scalable ion-exchange wellhead treatment system that reduces groundwater contamination levels in an efficient, flexible and cost effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

About Russell

Russell, a global leader in multi-manager investment services, provides investment products and services in 44 countries. Russell manages more than $167 billion in assets and advises clients worldwide representing $2.4 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Wash., with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo. For more information, go to www.russell.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws and the company’s ability to manage its capital to meet future liquidity needs. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Form S-1 and Quarterly Report for the quarter ended March 31, 2006 on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

Contact:

Basin Water, Inc.

Tom Tekulve, 909-481-6800

www.basinwater.com